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                      EXHIBIT 23.1

   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the Registration Statement No. 333-48444 on Form S-8 of the consolidated balance sheets of Qinnet.com, Inc. and its wholly-owned subsidiary, Internet Corporation of America, as of September 30, 2000 and 1999 and the related statements of operations and comprehensive income for the nine and three months ended September 30, 2000 and the related consolidated statements of cash flows for the nine months ended September 30, 2000, which appear in the September 30, 2000 Quarterly Report on Form 10-QSB. We did not issue a report based on our review of the September 30, 2000 and 1999 financial statements.


                                   S.W. HATFIELD, CPA

Dallas, Texas
November 13, 2000